Exhibit 14

Aames Financial Corporation

Code of Business Conduct and Ethics

1. Introduction

All employees, officers and directors of Aames Financial Corporation (“Aames”) are responsible for conducting themselves in compliance with this Code of Business Conduct and Ethics (this “Code”). This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all Aames employees, officers and directors. All of our personnel must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

This Code is intended to meet the standards for a code of ethics under the Sarbanes-Oxley Act of 2002. It is specifically applicable to our principal executive officer, principal financial officer and controller. Specifically, the Code was adopted to:

•	promote honest and ethical conduct, including the ethical handling of conflicts of interests;

•	promote full, fair, accurate, timely and understandable disclosure in reports and documents Aames provides to the public and in filings with the United States Securities and Exchange Commission (the “SEC”);

•	ensure compliance with applicable governmental laws, rules and regulations;

•	promote prompt internal reporting of violations of this Code;

•	provide accountability for adherence to this Code; and

•	maintain the reputation of Aames and its personnel.

2. Compliance and Reporting

Employees, officers and directors should strive to identify and raise potential issues before they cause us problems and should ask about the application of this Code whenever there is a question as to whether a violation of this Code has occurred or will occur. Any employee or officer that becomes aware of any existing or potential violation of this Code should promptly notify our legal counsel. If any Senior Financial Officer – which includes the Chief Executive Officer, the Chief Financial Officer and the principal accounting officer – or any director becomes aware of an existing or potential violation of this Code, he or she should promptly notify our legal counsel. Aames will take the disciplinary, corrective and preventive actions that it deems appropriate to address any existing or potential violation of this Code that is brought to its attention. To the extent possible, during a compliance investigation we will maintain confidentiality regarding those who make compliance reports and those potentially involved.

As a public reporting company we are subject to regulation by the SEC and must comply with the federal securities laws, as well as state and local laws. Aames insists on strict compliance with these laws and regulations.

3. Conflicts of Interest

All Aames employees, officers and directors should be scrupulous in avoiding a conflict of interest with regard to our business. A “conflict of interest” occurs when an individual’s private interest interferes in any way – or even appears to interfere – with the interests of Aames. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position at Aames, whether received from Aames or a third party. Loans to or guarantees of obligations of employees, officers and directors and their respective family members may create conflicts of interest. Federal law prohibits loans to directors and executive officers.

Conflicts of interest are prohibited as a matter of Aames policy, except under guidelines approved by the Board of Directors or a committee of the Board. Conflicts of interest may not always be evident, and employees, officers and directors should consult with higher levels of management or Aames legal counsel if they are uncertain about any situation. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in this Code.

4. Corporate Opportunities

Employees, officers and directors owe a duty to Aames to advance its legitimate interests when the opportunity to do so arises. Employees, officers and directors are prohibited from the following:

A. Taking for themselves personally opportunities that are discovered through the use of corporate property, information or position;

B. Using corporate property, information or position for personal gain; and

C. Competing with Aames.

5. Confidentiality

Employees, officers and directors must maintain the confidentiality of information entrusted to them by Aames, or its suppliers or customers, except when disclosure is authorized by Aames legal counsel or required by laws, regulations or legal proceedings. Employees, officers and directors should consult with Aames legal counsel if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to our competitors, or harmful to Aames or its customers if disclosed. The obligation to preserve confidential information continues even after employment ends.

6. Fair Dealing

Each employee, officer and director should deal fairly with Aames’s customers, suppliers, competitors and other employees at all times. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice, or accept kickbacks or other remuneration or benefits in any form from within or without Aames.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. No gift or entertainment should ever be offered, given, or accepted by any employee, officer, director, or any of their family members, unless it:

A. is not a cash gift;

B. is consistent with customary business practices;

C. is not excessive in value;

D. cannot be construed as a bribe, payoff or kickback; and

E. does not violate any laws or regulations.

7. Protection and Proper Use of Company Assets

All employees, officers and directors should protect Aames’s assets and ensure their efficient use. Aames assets should be used only for legitimate business purposes. Theft, carelessness and waste have a direct impact on Aames’s profitability. Any suspected fraud or theft should be immediately reported. Aames’s equipment should not be used for non-company business, although incidental personal use may be permitted.

8. Compliance with Federal Securities Laws, Rules and Regulations

A. Insider Trading

All employees, officers and directors should pay particular attention to potential violations of insider trading laws. Insider trading is unethical and illegal and will be dealt with decisively if it occurs. Employees, officers and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of Aames’s business. All non-public information about Aames should be considered confidential information. To use non-public information for personal benefit or to “tip” others who might make an investment decision based on that information is unethical and illegal. Employees, officers and directors are expected to be familiar with Aames’s Policy on Insider Trading and to comply with its rules and guidelines. If you have any questions about these guidelines, you should consult with Aames’s Chief Executive Officer, Chief Financial Officer or our legal counsel.

B. Form 3, 4 and 5 Filing Requirements

Executive officers, directors and other key employees who are subject to SEC filing requirements for reporting transactions in Aames’s stock must comply with the timing requirements described in the Insider Trading Policy. In most cases, the reports must be filed within two business days of the transaction. In addition, executive officers and directors should be familiar with Aames documents regarding compliance procedures for new reporting requirements under the Sarbanes-Oxley Act.

9. Reporting Illegal or Unethical Behavior

Aames encourages employees to talk to supervisors, managers or other appropriate personnel when they observe illegal or unethical behavior, or when they are in doubt about the best course of action in a particular situation. Employees should report actual and suspected violations or law, rules, regulations or this Code to appropriate personnel. If you think it may be inappropriate, or you are not comfortable approaching your supervisor about your concerns, then you may contact any member of the Audit Committee or our legal counsel. If your concerns require confidentiality, that confidentiality will be protected, subject to applicable law, regulation or legal proceeding.

10. No Retaliation

Aames will not permit retaliation of any kind by or on behalf of Aames and its employees, officers and directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

11. Public Company Reporting

As a public company, it is critical that our filings with the SEC contain full, fair, accurate, timely and clear disclosure. Depending on your position with Aames, you may be required to provide necessary information to ensure that our public reports are complete, fair and clear. We expect employees, officers and directors to take this responsibility seriously and to provide prompt and accurate answers to questions related to our public disclosure requirements. Officers and directors may be asked to certify as to the accuracy of all responses and information provided for inclusion in our public reports and SEC filings.

12. Record Keeping

Aames requires accurate record keeping and reporting of information to make responsible business decisions. All of our books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect our transactions and conform to applicable legal requirements and to our system of internal controls.

13. Accounting and Financial Reporting Concerns

Aames strives to comply with all financial reporting and accounting regulations applicable to us. Employees, officers and directors who have concerns or complaints regarding questionable accounting or auditing matters or procedures involving Aames are encouraged to submit those concerns or complaints to the Audit Committee. Subject to its duties under applicable law, regulations and legal proceedings, the Audit Committee will treat such submissions confidentially. These submissions may be directed to the attention of the Audit Committee Chairman, or any director who is a member of the Audit Committee, at the principal executive offices of Aames, or at their residence address.

14. Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors may be made only by the Board of Directors or a Board Committee, and will be promptly disclosed to shareholders as required by law or SEC regulations. Waivers of this Code for a non-officer employee may be made only by the President or Chief Financial Officer and only if the employee makes full disclosure in advance of the proposed transaction. This Code may be amended or modified at any time by the Board of Directors.

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